    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1997

                                                  REGISTRATION NUMBER 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   EVI, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   04-2515019
                      (I.R.S. Employer Identification No.)

                          5 POST OAK PARK, SUITE 1760
                           HOUSTON, TEXAS 77027-3415
                                 (713) 297-8400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            BERNARD J. DUROC-DANNER
                                   EVI, INC.
                          5 POST OAK PARK, SUITE 1760
                           HOUSTON, TEXAS 77027-3415
                                 (713) 297-8400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                                 CURTIS W. HUFF
                          FULBRIGHT & JAWORSKI L.L.P.
                           1301 MCKINNEY, SUITE 5100
                           HOUSTON, TEXAS 77010-3095
                                 (713) 651-5151

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                      PROPOSED MAXIMUM        PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF         AMOUNT TO BE      OFFERING PRICE PER          AGGREGATE            AMOUNT OF
  SECURITIES TO BE REGISTERED       REGISTERED            SHARE(1)           OFFERING PRICE(1)     REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value        944,907               $66.47               $62,807,969            $19,033
===================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933 and based upon the average of the high and low sale prices of the Common Stock as reported by the New York Stock Exchange on November 4, 1997.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 5, 1997
PROSPECTUS

                                 944,907 SHARES

                                   EVI, INC.
                                  COMMON STOCK

                             ---------------------

     This Prospectus has been prepared for use in connection with the proposed sale by certain stockholders (the "Selling Stockholders") of EVI, Inc., a Delaware corporation (the "Company"), of an aggregate of 944,907 shares (the "Shares") of common stock, $1.00 par value (the "Common Stock"), of the Company. The Shares may be offered and sold by the Selling Stockholders from time to time under this Prospectus from the date hereof until August 25, 1998, directly or through broker-dealers designated from time to time. The Shares may be sold in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. Shares may be sold through a broker-dealer acting as agent or broker for a Selling Stockholder, or to a broker-dealer acting as principal. See "Plan of Distribution".

     The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "EVI". On November 4, 1997, the last reported sales price for the Common Stock as reported on the NYSE was $67 7/16 per share.

     The Company will receive no portion of the proceeds of the sale of the Shares offered hereby and will bear certain of the expenses incident to their registration. The Company has agreed to indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Selling Stockholders may be required to make in respect thereof. See "Plan of Distribution" and "Selling Stockholders".

     The Shares have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the existence of any exemption from registration or the registration thereof under the securities laws of the states in which such transactions occur.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

               The date of this Prospectus is November   , 1997.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   3
FORWARD-LOOKING STATEMENTS..................................   4
RISK FACTORS................................................   5
THE COMPANY.................................................   7
SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA.............   9
SELLING STOCKHOLDERS........................................  10
PLAN OF DISTRIBUTION........................................  11
LEGAL MATTERS...............................................  11
EXPERTS.....................................................  11

                             ---------------------

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS CREATE ANY IMPLICATION THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.
                             ---------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information concerning the Company can also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Common Stock is listed.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission, and copies of which may be obtained from the Commission at prescribed rates. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission and are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Amendment No. 1 to the Annual Report on Form 10-K on Form 10-K/A;

          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

          (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

          (d) The Company's Current Report on Form 8-K dated December 10, 1996, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated January 23, 1997;

          (e) The Company's Current Report on Form 8-K dated March 17, 1997;

          (f) The Company's Current Report on Form 8-K dated April 25, 1997;

          (g) The Company's Current Report on Form 8-K dated May 1, 1997;

          (h) The Company's Current Report on Form 8-K dated August 25, 1997;

          (i) The Company's Current Report on Form 8-K dated October 20, 1997, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated October 21, 1997;

          (j) The Company's Current Report on Form 8-K dated October 24, 1997;

          (k) The Company's Current Report on Form 8-K dated November 5, 1997;
     and

          (l) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A (filed May 19, 1994) and as amended by the Company's Registration Statement on Form S-3 (Registration No. 333-12367), including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to the Company at 5 Post Oak Park, Suite 1760, Houston, Texas 77027, Attention:
Secretary (Telephone number: (713) 297-8400).

                           FORWARD-LOOKING STATEMENTS

     Certain statements made herein and in public filings and releases by the Company contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainty. These forward-looking statements may include, but are not limited to, future sales, earnings, margins, production levels and costs, expected savings from acquisitions, demand for products, product deliveries, market trends in the oil and gas industry and the oilfield service sector thereof, research and development, environmental and other expenditures, currency fluctuations and various business trends. Forward-looking statements may be made by management orally or in writing including, but not limited to, this Management's Discussion and Analysis of Financial Condition and Results of Operations section and other sections of the Company's filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and the Securities Act of 1933.

     Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, changes in the price of oil and gas, changes in the domestic and international rig count, global trade policies, domestic and international drilling activities, world-wide political stability and economic growth, including currency fluctuations, government export and import policies, technological advances involving the Company's products, the Company's successful execution of internal operating plans and manufacturing consolidations and restructurings, changes in the market for the Company's drilling tools and other products, performance issues with key suppliers and subcontractors, the ability of the Company to maintain price increases and market shares, raw material costs changes, collective bargaining labor disputes, regulatory uncertainties and legal proceedings. Future results will also be dependent upon the ability of the Company to continue to identify and complete successful acquisitions at acceptable prices, integrate those acquisitions with the Company's other operations and penetrate existing and new markets. Many of these factors are described in greater detail in the Company's Form 10-K, as amended, for the year ended December 31, 1996, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, and Current Reports on Form 8-K dated December 10, 1996, as amended on January 23, 1997, March 17, 1997, April 25, 1997, May 1, 1997, August 25, 1997, October 20,
1997, as amended on October 21, 1997, October 24, 1997, and November 5, 1997.

                                  RISK FACTORS

     This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected or contemplated in the forward-looking statements as a result of certain of the risk factors set forth below and incorporated by reference in this Prospectus. In addition to the other information contained and incorporated by reference in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Shares.

DEPENDENCE ON VOLATILE OIL AND GAS INDUSTRY

     The demand for and pricing of the Company's products and services are substantially dependent upon domestic and worldwide levels of exploration and production, including the number of oil and gas wells being drilled, the depth and drilling conditions of the wells, the number of well completions and the level of workover activity. Exploration and development activity is largely dependent on prevailing oil and natural gas prices. Prices for oil and natural gas have historically been extremely volatile and have reacted to actual and perceived changes in demand and supply of oil and natural gas, domestic and worldwide economic conditions and political instabilities in oil producing countries.

     The demand for the Company's drilling products are particularly affected by the price of natural gas and the level of oil and gas exploration activity, while the demand for the Company's artificial lift equipment is directly dependent on oil production activity. Sales of the Company's artificial lift products are currently primarily concentrated in North America and are affected by the level of oil production from older wells in addition to oil prices. Exploration and production activity is also affected by worldwide economic conditions, supply and demand for oil and natural gas, seasonal trends and the political stability of oil producing countries.

     The Company's results have benefitted in recent periods from improved market conditions for the Company's products, including a substantial increase in the demand for the Company's drilling tools, in particular, drill pipe. This increase in demand has been associated with an increase in domestic and international drilling activity, a general reduction in the worldwide supply of used drill pipe and a trend toward the drilling of deeper wells in harsher environments. There can be no assurance that the current market conditions will continue. Any material decline in the current level of drilling activity or demand could have a material adverse impact on the Company's future results.

     Prices for oil and natural gas are expected to continue to be volatile and to affect the demand for and pricing of the Company's products and services. A material decline in natural gas or crude oil prices could materially adversely affect the demand for, and sales of, the Company's products and services. Industry conditions will continue to be influenced by numerous factors over which the Company has no control.

RISKS OF FOREIGN OPERATIONS

     During 1996, 1995 and 1994, approximately 51%, 46% and 46%, respectively, of the Company's total revenues were earned outside the United States based upon the ultimate destination in which products or services were sold, shipped or provided to the customer by the Company. Operations and sales in foreign markets are subject to substantial competition from large multi-national corporations and government-owned entities and to a variety of local laws and regulations requiring qualifications, use of local labor, the provision of financial assurances or other restrictions and conditions on operations. Foreign operations are also subject to risks associated with doing business outside the United States, including risk of war, civil disturbances and governmental activities that may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair compensation. Foreign operations may also subject the Company to risks relating to fluctuations in currency exchange rates. However, to date, currency fluctuations have not had a material adverse impact on the Company.

     In addition to the Company's manufacturing operations in the United States and Canada, the Company has manufacturing operations in various locations throughout the world, including Mexico, Brazil, China, India, Singapore and Argentina. Operations in many of these countries are subject to various political and economic conditions existing in them which could disrupt operations. The Company generally seeks to obtain, where economical, insurance against certain political risks and attempts to structure its contracts and arrangements in the foreign countries in which it operates in a manner that would minimize the exposure of its assets to losses in those countries. Such efforts include structuring substantially all of its sales and service contracts to be in United States dollars and utilizing lease arrangements and joint ventures for manufacturing facilities, such as its arrangement with Oil Country Tubular Limited in India and a joint venture arrangement for sales in the Far East, so as not to require substantial investment of funds in fixed assets in foreign countries. Although the Company believes that its exposure to foreign risks is not materially greater than that of its competitors, there can be no assurance that disruptions will not occur in the Company's foreign operations or that any losses that do occur will be covered by insurance.

OPERATING RISKS AND INSURANCE

     The Company's products are used for the exploration and production of oil and natural gas. Such operations are subject to hazards inherent in the oil and gas industry, such as fires, explosions, craterings, blowouts and oil spills, that can cause personal injury or loss of life, damage to or destruction of property, equipment, the environment and marine life, and suspension of operations. Litigation arising from an occurrence at a location where the Company's products or services are used or provided may in the future result in the Company being named as a defendant in lawsuits asserting potentially large claims.

     The Company maintains insurance coverage that it believes to be customary in the industry against these hazards and, whenever possible, obtains agreements from customers providing for indemnification against liability to others. However, insurance and indemnification agreements may not provide complete protection against casualty losses. There can be no assurance that the Company will be able to maintain adequate insurance in the future at rates it considers reasonable. Further, there can be no assurance that insurance will continue to be available on terms as favorable as those for its existing arrangements. The occurrence of an adverse claim in excess of the coverage limits maintained by the Company could have a material adverse effect on the Company's financial condition and results of operations.

RISKS OF ENVIRONMENTAL COSTS AND LIABILITIES

     The Company's operations are subject to governmental laws and regulations relating to the protection of the environment and to public health and safety. The regulations applicable to the Company's operations include certain regulations controlling the discharge of materials into the environment, requiring removal or remediation of pollutants and imposing civil and criminal penalties for violations. Some of the statutory and regulatory programs that apply to the Company's operations also authorize private suits, the recovery of natural resource damages by the government, injunctive relief and cease and desist orders.

     Laws and regulations protecting the environment have generally become more stringent in recent years and could become more stringent in the future. Some environmental statutes impose strict liability, rendering a person or entity liable for environmental damage without regard to negligence or fault on the part of such person or entity. As a result, the Company could be liable, under certain circumstances, for environmental damage caused by others or for acts of the Company that were in compliance with all applicable laws at the time such acts were performed.

SUBSTANTIAL COMPETITION

     Competition in the oilfield service and equipment segments of the oil and gas industry is intense and, in certain markets, is dominated by a small number of large competitors, many of which have greater financial and other resources than the Company.

DIVIDEND POLICY

     The Company has not paid any dividends on the Common Stock since 1984 and currently anticipates that, for the foreseeable future, any earnings will be retained for the development of the Company's business. Accordingly, no dividends are contemplated to be declared or paid on the Common Stock.

                                  THE COMPANY

     EVI, Inc. is an international manufacturer and supplier of engineered oilfield tools and equipment. The Company's products are used both for the drilling and production phases of oil and natural gas wells. The Company has achieved significant growth in recent years through a consistent strategy of synergistic acquisitions and internal development. The Company's acquisitions have focused on consolidation and vertical integration, development of complete product lines and technology. The Company's internal growth has focused on technology, product development, manufacturing efficiencies and productivity enhancements.

     The Company's principal products consist of drill pipe and other drilling tools, premium connectors and associated high grade tubulars, marine connectors, artificial lift systems, packers and completion tools. The Company's growth strategy has resulted in the Company becoming the largest manufacturer of drill pipe, drill collars and heavyweight drill pipe in the world, the largest provider of premium tubular connectors in North America and one of the largest providers of artificial lift equipment in the world. The Company's revenues and income from continuing operations increased to $478.0 million and $24.5 million, respectively, for 1996 from $271.7 million and $2.6 million, respectively, for 1995.

     The Company's product lines are divided into the drilling products segment consisting of drill pipe, premium tubulars and marine connectors, and the production equipment segment consisting of artificial lift and completion equipment.

DRILLING PRODUCTS

     The Company's drilling products are comprised of drill pipe and other drilling tools, premium connectors and associated high grade tubulars and marine connectors.

     Drill pipe as well as drill collars, heavy weights and kellys serve as the principal drilling tools used to drill an oil or natural gas well. Drilling tools must be designed and manufactured to provide a reliable connection from the drilling rig to the drill bit thousands of feet below the surface. The demand for the Company's drilling tools is dependent on the level of domestic and international drilling activity. In recent years, demand for these products has substantially increased as a result of a reduction in worldwide inventory of drill pipe and related drilling tools. Demand has also grown due to the increase in directional, deep and horizontal drilling activity. Such methods of drilling increase the wear on drill pipe and related tools. This trend has resulted in increasing the demand for products with greater performance and technological specifications.

     Premium connectors and associated high grade tubulars consist of the tubing, liner, casing and accessories that are used for the production of oil and natural gas in harsh downhole environments, typically offshore and deep natural gas wells, where pressure, temperature and corrosive elements are extreme. The need for premium products particularly applies to deep water oil and natural gas wells. The term "premium" refers to seamless tubulars with high alloy chemistry, specific molecular structure and highly engineered connections. The engineered connections have the most critical technological criteria.

     Marine connectors principally consist of downhole conductors for offshore applications. Conductors are used to define the original architecture of an offshore well and support subsea wellhead equipment. The Company believes that its XLS(TM) and XLC(TM) technologies have unique technological capabilities for reliability and cost effectiveness. The market for marine connectors, like the market for the Company's premium tubular product lines, has benefited from the improvement in offshore drilling activity, in particular, deep water drilling.

PRODUCTION EQUIPMENT

     The Company designs, manufactures and services artificial lift and completion tools. The Company's artificial lift product line consists of rod lift, progressing cavity lift and gas lift. This product line utilizes patented and proprietary technology and is fully integrated from the downhole tools to the above ground equipment. To the Company's knowledge, none of its competitors has as broad a product line of rod lift and progressing cavity pumps.

     Demand for the Company's artificial lift products is dependent on worldwide demand for oil and the production requirements of the world's producing oil reservoirs. The Company's artificial lift products are designed to maximize production of oil wells of different depths and production levels. The need for artificial lift products typically increases with the maturation of the producing reservoirs. The need for artificial lift also is substantially greater with heavier grades of crude oil. The Company believes its breadth of artificial lift products and technology provides it with the ability to maximize reservoir production for its customers.

     The Company's completion products are used in the completion phase and throughout the production life of oil and gas wells. The Company's completion line includes packers, completion systems, flow control equipment, inflatable packers and service tools. The Company's completion product line has been significantly expanded with the Company's recent addition of the Arrow and McAllister lines of completion products. The scope of the Company's product line allows it to cover a large range of complex completion and production needs.

     The Company was incorporated in 1972 as a Massachusetts corporation and was reincorporated in Delaware in 1980. The Company's corporate office is located at 5 Post Oak Park, Suite 1760, Houston, Texas 77027-3415, and its telephone number is (713) 297-8400.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table sets forth certain summary historical and pro forma condensed consolidated financial data of the Company. The pro forma condensed consolidated statements of income give effect to (i) the Company's 1996 acquisition of Tubular Corporation of America ("TCA"), (ii) the Company's 1997 acquisition of GulfMark International, Inc. ("GulfMark") and the assets thereof (the "GulfMark Retained Assets") and (iii) the sale of $350 million principal amount of 5% Convertible Subordinated Preferred Equivalent Debentures due 2027 (the "Debentures") issued on November 3, 1997, as if these transactions had occurred on January 1, 1996. The as adjusted balance sheet data gives effect to the sale of Debentures as if such sale had occurred on June 30, 1997. The operating data for the six months ended June 30, 1997 is not necessarily indicative of results that may be expected for the year ending December 31, 1997. The pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had such transactions been consummated as of January 1, 1996, or that may be achieved in the future. The pro forma and as adjusted financial data also does not give effect to the proposed acquisitions of Trico Industries, Inc., BMW Monarch (Lloydminster) Ltd. or BMW Pump, Inc. or various smaller acquisitions effected by the Company during 1997. This information should be read in conjunction with the Company's Management's Discussion and Analysis of Financial Condition and Results of Operations, the Selected Consolidated Financial Data, the Pro Forma Condensed Consolidated Statements of Income and the Company's, TCA's and the GulfMark Retained Assets' Consolidated Financial Statements and the related notes thereto incorporated herein by reference.

                                                                                                                PRO
                                                                                                               FORMA
                                                                                                              --------
                                                  HISTORICAL              PRO FORMA         HISTORICAL          SIX
                                        ------------------------------   ------------   -------------------    MONTHS
                                                  YEAR ENDED              YEAR ENDED     SIX MONTHS ENDED      ENDED
                                                 DECEMBER 31,            DECEMBER 31,        JUNE 30,         JUNE 30,
                                        ------------------------------   ------------   -------------------   --------
                                          1994       1995       1996         1996         1996       1997       1997
                                        --------   --------   --------   ------------   --------   --------   --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Revenues..............................  $185,285   $271,675   $478,020     $513,274     $189,263   $376,108   $376,926
Cost of sales.........................   139,901    205,230    373,509      402,391      144,183    281,318    281,996
Selling, general and administrative
  expenses............................    41,746     48,480     58,224       61,495       26,618     42,581     43,269
                                        --------   --------   --------     --------     --------   --------   --------
Operating income......................     3,638     17,965     46,287       49,388       18,462     52,209     51,661
Interest expense......................   (13,537)   (16,287)   (16,454)     (34,299)      (8,120)    (8,166)   (17,089)
Other income, net.....................       412        684      1,713        1,846          108      7,523      7,523
Income tax provision (benefit)........    (3,795)      (240)     7,041        1,354        3,657     18,159     15,136
                                        --------   --------   --------     --------     --------   --------   --------
Income (loss) from continuing
  operations..........................  $ (5,692)  $  2,602   $ 24,505     $ 15,581     $  6,793   $ 33,407   $ 26,959
                                        ========   ========   ========     ========     ========   ========   ========
Earnings (loss) per share from
  continuing operations(a)............  $  (0.23)  $   0.09   $   0.60     $   0.38     $   0.18   $   0.73   $   0.59
Weighted average shares
  outstanding(a)......................    25,258     29,448     40,706       41,298       37,050     45,711     45,711
OTHER DATA:
Capital expenditures..................  $  7,869   $ 11,132   $ 25,890     $ 25,890     $  8,054   $ 23,710   $ 23,710

                                                                    JUNE 30, 1997
                                                              -------------------------
                                                              HISTORICAL    AS ADJUSTED
                                                              ----------    -----------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $ 54,973     $  394,573
Total assets................................................    896,345      1,246,345
Long-term debt..............................................    138,468        138,468
5% Convertible Subordinated Preferred Equivalent
  Debentures................................................         --        350,000
Stockholders' investment....................................    485,840        485,840

---------------

(a) All share and per share amounts have been restated for the May 1997 two-for-one stock split.

                              SELLING STOCKHOLDERS

     This Prospectus constitutes a part of the Registration Statement filed by the Company pursuant to registration rights granted to the Selling Stockholders in the Agreement and Plan of Merger dated as of July 16, 1997, as amended (the "Agreement"), by and among XLS Holding, Inc., a Texas corporation ("XLS"), the Company, GPXL, Inc., a Texas corporation and wholly owned subsidiary of the Company ("GPXL"), and the Selling Stockholders. The Agreement was entered in conjunction with the Company's acquisition of XLS through a merger (the "Merger") of GPXL with and into XLS. Pursuant to the terms of the Agreement, the Company will pay all expenses of registering the Shares under the Securities Act, including, without limitation, all registration and filing fees, printing expenses and the fees and disbursements of the counsel and accountants for the Company. The Agreement also provides that the Company will indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders may be required to make in respect thereof. The Selling Stockholders will pay all fees and disbursements of their counsel and all brokerage fees, commissions and expenses, if any, applicable to the Shares sold by them.

     The following table sets forth certain information with respect to the shares of Common Stock beneficially owned by each Selling Stockholder as of November 5, 1997, all of which may be sold pursuant to this Prospectus:

                      NAME OF                            NUMBER OF           PERCENT OF
                SELLING STOCKHOLDER                   SHARES OWNED(1)    OUTSTANDING SHARES
                -------------------                   ---------------    ------------------
Paul A. Pigue.......................................       23,623                *
Marvin E. Odum, Jr..................................      188,981                *
Brian Jennings Odum "S" Corp. Trusts................       23,623                *
John Paul Preston "S" Corp. Trusts..................      188,980                *
W. A. Taylor........................................       47,246                *
Hydril Company......................................      472,454                *

---------------

 *  Less than 1%

(1) Because the Selling Stockholders may offer all or a portion of the Shares pursuant to this Prospectus, no estimate can be given as to the number of shares of Common Stock that will be held by the Selling Stockholders upon termination of any such sales.

     Prior to the Merger, all of the Selling Stockholders were stockholders of XLS, and Paul A. Pigue, Marvin E. Odum, Jr., Brian J. Odum, the trustee and beneficiary of the Brian Jennings Odum "S" Corp. Trusts, John P. Preston, the trustee and beneficiary of the "S" Corp. Trusts, W. A. Taylor and Christopher T. Seaver, the President of Hydril Company, were officers of XLS. Additionally, Messrs. Pigue, Seaver and Marvin Odum were directors of XLS. Following the Merger, all of such persons ceased to be officers and directors of XLS. Messrs. Marvin Odum, Brian Odum, Preston and Taylor are continuing to be employed by the Company at annual base salaries of $164,880, $84,960, $132,000 and $132,000, respectively. None of the Selling Stockholders have, within the past three years, held any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted above.

                              PLAN OF DISTRIBUTION

     The Shares may be sold under this Prospectus pursuant to the methods described below from time to time from the date hereof until August 25, 1998, by or for the account of the Selling Stockholders on the NYSE or otherwise in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. The Shares may be sold by any one or more of the following methods: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. The Selling Stockholders may effect such transactions by selling Shares through broker-dealers, and such broker-dealers may receive compensation in the form of commissions from the Selling Stockholders (which commissions will not exceed those customary in the types of transactions involved). The Selling Stockholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profit on the sale of Shares by it and any fees and commissions received by any such broker-dealers may be deemed to be underwriting discounts and commissions.

     At the time a particular offering of Common Stock is made hereunder, to the extent required by law, a Prospectus Supplement will be distributed which will set forth the amount of Common Stock being offered and the terms of the offering, including the purchase price, the name or names of any dealers or agents, the purchase price paid for Common Stock purchased from the Selling Stockholders and any items constituting compensation from the Selling Stockholders.

     The Company will receive no portion of the proceeds of the sale of the Shares offered hereby

                                 LEGAL MATTERS

     In connection with the Common Stock offered hereby, the validity of the shares being offered will be passed upon for the Company by Fulbright & Jaworski L.L.P., Houston, Texas. Uriel E. Dutton, a director of the Company, is a partner of Fulbright & Jaworski L.L.P. Mr. Dutton currently holds options to purchase 70,000 shares of Common Stock, which options were granted to him pursuant to the Company's Amended and Restated Non-Employee Director Stock Option Plan.

                                    EXPERTS

     The Company's consolidated financial statements and the Company's related consolidated financial statement schedules as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, incorporated by reference into this Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The historical balance sheets of TCA, as of December 31, 1995 and 1994, and the consolidated statements of income, retained earnings and cash flows for the fiscal years ended December 31, 1995 and 1994, incorporated by reference into this Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     GulfMark Retained Assets financial statements as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with this offering are:

Securities and Exchange Commission Registration Fee.........  $19,033
New York Stock Exchange Listing Fee.........................    1,500
Legal Fees and Expenses.....................................    7,500
Accounting Fees and Expenses................................    2,500
Blue Sky Fees and Expenses (including legal fees)...........    1,000
Miscellaneous...............................................    3,467
                                                              -------
          Total.............................................  $35,000
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation provides that the Company's directors are not liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty, subject to the described exceptions specified by Delaware law.

     Section 145 of the Delaware General Corporation Law grants to the Company the power to indemnify each officer and director of the Company against liabilities and expenses incurred by reason of the fact that he is or was an officer or director of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The By-laws of the Company provide for indemnification of each officer and director of the Company to the fullest extent permitted by Delaware law. Messrs. David J. Butters, Eliot M. Fried and Robert B. Millard, employees of Lehman Brothers Inc. ("Lehman"), constitute three of the eight members of the Board of Directors of the Company. Under the restated certificates of incorporation, as amended to date, of Lehman and its parent, Lehman Brothers Holdings Inc. ("Holdings"), both Delaware corporations, Messrs. Butters, Fried and Millard, in their capacity as directors of the Company, are to be indemnified by Lehman and Holdings to the fullest extent permitted by Delaware law. Messrs. Butters, Fried and Millard are serving as directors of the Company at the request of Lehman and Holdings.

     Section 145 of the Delaware General Corporation Law also empowers the Company to purchase and maintain insurance on behalf of any person who is or was an officer or director of the Company against liability asserted against or incurred by him in any such capacity, whether or not the Company would have the power to indemnify such officer or director against such liability under the provisions of Section 145. The Company has purchased and maintains a directors' and officers' liability policy for such purposes. Messrs. Butters, Fried and Millard are insured against certain liabilities which they may incur in their capacity as directors pursuant to insurance maintained by Holdings.

ITEM 16. EXHIBITS.

        2.1              -- Agreement and Plan of Merger dated July 16, 1997, as
                            amended, by and among XLS Holding, Inc., EVI, Inc., GPXL,
                            Inc., Hydril Company and the holders of the Class A
                            Common Stock of XLS Holding, Inc. set forth on the
                            signature pages thereto (incorporated by reference to
                            Exhibit No. 2.1 to Form 8-K, File 1-13086, dated August
                            25, 1997).
        3.1              -- Restated Certificate of Incorporation of the Company, as
                            amended (incorporated by reference to Exhibit No. 3.1 to
                            Form 8-K, File 1-13086, dated May 13, 1997).
        3.2              -- By-laws of the Company, as amended (incorporated by
                            reference to Exhibit No. 3.2 to Form 10-K, File 1-13086,
                            filed March 1, 1994).
        4.1              -- See Exhibits numbered 3.1 and 3.2 for provisions of the
                            Restated Certificate of Incorporation, as amended, and
                            By-laws of the Company defining the rights of the holders
                            of Common Stock.
        4.2              -- Amended and Restated Credit Agreement among Energy
                            Ventures, Inc., the Subsidiary Guarantors defined
                            therein, the Lenders defined therein and The Chase
                            Manhattan Bank dated as of December 6, 1996, including
                            the form of Note (incorporated by reference to Exhibit
                            No. 4.1 to Form 8-K, File 1-13086, filed December 26,
                            1996).
        4.3              -- Indenture dated March 15, 1994, among Energy Ventures,
                            Inc., as Issuer, the Subsidiary Guarantors party thereto,
                            as Guarantors, and Chemical Bank, as Trustee
                            (incorporated by reference to Form 8-K, File 1-13086,
                            filed April 5, 1994).
        4.4              -- Specimen 10 1/4% Senior Note due 2004 of Energy Ventures,
                            Inc. (incorporated by reference to Form 8-K, File
                            1-13086, filed April 5, 1994).
        4.5              -- First Supplemental Indenture by and among Energy
                            Ventures, Inc., Prideco and Chemical Bank, as trustee,
                            dated June 30, 1995 (incorporated by reference to Exhibit
                            No. 4.4 to the Registration Statement on Form S-3;
                            Registration No. 33-61933).
        4.6              -- Second Supplemental Indenture by and among Energy
                            Ventures, Inc., EVI Arrow, Inc., EVI Watson, Inc. and The
                            Chase Manhattan Bank, as trustee, dated effective as of
                            December 6, 1996 (incorporated by reference to Exhibit
                            4.6 to Form 10-K, File 1-13086, filed March 20, 1997).
        4.7              -- Third Supplemental Indenture by and among EVI, Inc.,
                            Ercon, Inc. and The Chase Manhattan Bank, as trustee,
                            dated effective as of May 1, 1997 (incorporated by
                            reference to Exhibit 99.2 to Form 8-K, File 1-13086,
                            filed October 27, 1997).
        4.8              -- Fourth Supplemental Indenture by and among EVI, Inc., XLS
                            Holding, Inc., XL Systems, Inc. and The Chase Manhattan
                            Bank, as trustee, dated effective as of August 25, 1997
                            (incorporated by reference to Exhibit 99.3 to Form 8-K,
                            File 1-13086, filed October 27, 1997).
        4.9              -- Indenture dated as of October 15, 1997, between EVI, Inc.
                            and The Chase Manhattan Bank, as Trustee (incorporated by
                            reference to Exhibit 4.1 to Form 8-K, File 1-13086, filed
                            November 5, 1997).
        4.10             -- First Supplemental Indenture dated as of October 28,
                            1997, between EVI, Inc. and The Chase Manhattan Bank, as
                            Trustee (including form of Debenture) (incorporated by
                            reference to Exhibit 4.2 to Form 8-K, File 1-13086, filed
                            November 5, 1997).
       *5.1              -- Opinion of Fulbright & Jaworski L.L.P.
      *23.1              -- Consent of Fulbright & Jaworski L.L.P. (included in
                            Exhibit 5.1).
      *23.2              -- Consent of Arthur Andersen LLP, with respect to the
                            financial statements of EVI, Inc.

      *23.3              -- Consent of Arthur Andersen LLP, with respect to the
                            financial statements of Tubular Corporation of America.
      *23.4              -- Consent of Arthur Andersen LLP, with respect to the
                            GulfMark Retained Assets' financial statements.
      *24.1              -- Powers of Attorney from certain members of the Board of
                            Directors of the Company (contained on page II-5).

---------------

* Filed herewith.

     As permitted by Item 601(b)(4)(iii)(A) of Regulation S-K, the Company has not filed with this Registration Statement certain instruments defining the rights of holders of long-term debt of the Company and its subsidiaries because the total amount of securities authorized under any of such instruments does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis. The Company agrees to furnish a copy of any such agreement to the Commission upon request.

ITEM 17. UNDERTAKINGS.

     The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Securities Act or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 4, 1997.

                                            EVI, INC.

                                            By: /s/ BERNARD J. DUROC-DANNER

                                              ----------------------------------
                                                   Bernard J. Duroc-Danner
                                              President, Chief Executive Officer
                                                          and Director
                                                (Principal Executive Officer)

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Bernard J. Duroc-Danner and James G. Kiley, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                        TITLE                         DATE
                      ---------                                        -----                         ----

             /s/ BERNARD J. DUROC-DANNER               President, Chief Executive Officer      November 4, 1997
-----------------------------------------------------    and Director (Principal Executive
               Bernard J. Duroc-Danner                   Officer)

                 /s/ JAMES G. KILEY                    Vice President and Chief Financial      November 4, 1997
-----------------------------------------------------    Officer (Principal Financial
                   James G. Kiley                        Officer)

                /s/ FRANCES R. POWELL                  Vice President, Accounting and          November 4, 1997
-----------------------------------------------------    Controller (Principal Accounting
                  Frances R. Powell                      Officer)

                /s/ DAVID J. BUTTERS                   Director and Chairman of the Board      November 4, 1997
-----------------------------------------------------
                  David J. Butters

                 /s/ URIEL E. DUTTON                   Director                                November 4, 1997
-----------------------------------------------------
                   Uriel E. Dutton

                 /s/ ELIOT M. FRIED                    Director                                November 4, 1997
-----------------------------------------------------
                   Eliot M. Fried

                      SIGNATURE                                        TITLE                         DATE
                      ---------                                        -----                         ----

                /s/ SHELDON S. GORDON                  Director                                November 4, 1997
-----------------------------------------------------
                  Sheldon S. Gordon

                /s/ SHELDON B. LUBAR                   Director                                November 4, 1997
-----------------------------------------------------
                  Sheldon B. Lubar

                /s/ ROBERT B. MILLARD                  Director                                November 4, 1997
-----------------------------------------------------
                  Robert B. Millard

                 /s/ ROBERT A. RAYNE                   Director                                November 4, 1997
-----------------------------------------------------
                   Robert A. Rayne

                                 EXHIBIT INDEX

         NUMBER                                    EXHIBIT
         ------                                    -------
           2.1           -- Agreement and Plan of Merger dated July 16, 1997, by and among XLS Holding, Inc., EVI, Inc., GPXL, Inc., Hydril
                            Company and the holders of the Class A Common Stock of
                            XLS Holding, Inc. set forth on the signature pages
                            thereto (incorporated by reference to Exhibit No. 2.1 to
                            Form 8-K, File 1-13086, dated August 25, 1997).
           3.1           -- Restated Certificate of Incorporation of the Company, as
                            amended (incorporated by reference to Exhibit No. Exhibit
                            3.1 to Form 8-K, File 1-13086, dated May 13, 1997).
           3.2           -- By-laws of the Company, as amended (incorporated by
                            reference to Exhibit No. 3.2 to Form 10-K, File 1-13086,
                            filed March 1, 1994).
           4.1           -- See Exhibits numbered 3.1 and 3.2 for provisions of the
                            Restated Certificate of Incorporation, as amended, and
                            By-laws of the Company defining the rights of the holders
                            of Common Stock.
           4.2           -- Amended and Restated Credit Agreement among Energy
                            Ventures, Inc., the Subsidiary Guarantors defined
                            therein, the Lenders defined therein and The Chase
                            Manhattan Bank dated as of December 6, 1996, including
                            the form of Note (incorporated by reference to Exhibit
                            No. 4.1 to Form 8-K, File 1-13086, filed December 26,
                            1996).
           4.3           -- Indenture dated March 15, 1994, among Energy Ventures,
                            Inc., as Issuer, the Subsidiary Guarantors party thereto,
                            as Guarantors, and Chemical Bank, as Trustee
                            (incorporated by reference to Form 8-K, File 1-13086,
                            filed April 5, 1994).
           4.4           -- Specimen 10 1/4% Senior Note due 2004 of Energy Ventures,
                            Inc. (incorporated by reference to Form 8-K, File
                            1-13086, filed April 5, 1994).
           4.5           -- First Supplemental Indenture by and among Energy
                            Ventures, Inc., Prideco and Chemical Bank, as trustee,
                            dated June 30, 1995 (incorporated by reference to Exhibit
                            No. 4.4 to the Registration Statement on Form S-3;
                            Registration No. 33-61933).
           4.6           -- Second Supplemental Indenture by and among Energy
                            Ventures, Inc., EVI Arrow, Inc., EVI Watson, Inc. and The
                            Chase Manhattan Bank, as trustee, dated effective as of
                            December 6, 1996 (incorporated by reference to Exhibit
                            4.6 to Form 10-K, File 1-13086, filed March 20, 1997).
           4.7           -- Third Supplemental Indenture by and among EVI, Inc.,
                            Ercon, Inc. and The Chase Manhattan Bank, as trustee,
                            dated effective as of May 1, 1997 (incorporated by
                            reference to Exhibit 99.2 to Form 8-K, File 1-13086,
                            filed October 27, 1997).
           4.8           -- Fourth Supplemental Indenture by and among EVI, Inc., XLS
                            Holding, Inc., XL Systems, Inc. and The Chase Manhattan
                            Bank, as trustee, dated effective as of August 25, 1997
                            (incorporated by reference to Exhibit 99.3 to Form 8-K,
                            File 1-13086, filed October 27, 1997).
           4.9           -- Indenture dated as of October 15, 1997, between EVI, Inc.
                            and The Chase Manhattan Bank, as Trustee (incorporated by
                            reference to Exhibit 4.1 to Form 8-K, File 1-13086, filed
                            November 5, 1997).
           4.10          -- First Supplemental Indenture dated as of October 28,
                            1997, between EVI, Inc. and The Chase Manhattan Bank, as
                            Trustee (including form of Debenture) (incorporated by
                            reference to Exhibit 4.2 to Form 8-K, File 1-13086, filed
                            November 5, 1997).
          *5.1           -- Opinion of Fulbright & Jaworski L.L.P.
         *23.1           -- Consent of Fulbright & Jaworski L.L.P. (included in
                            Exhibit 5.1).
         *23.2           -- Consent of Arthur Andersen LLP, with respect to the
                            financial statements of EVI, Inc.

         NUMBER                                    EXHIBIT
         ------                                    -------
         *23.3           -- Consent of Arthur Andersen LLP, with respect to the
                            financial statements of Tubular Corporation of America.
         *23.4           -- Consent of Arthur Andersen LLP, with respect to the
                            GulfMark Retained Assets' financial statements.
         *24.1           -- Powers of Attorney from certain members of the Board of
                            Directors of the Company (contained on page II-5).

---------------

* Filed herewith.